SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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VAIL RESORTS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement,

if other than the Registrant)

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November 19, 2004

Dear Shareholder:

You are cordially invited to attend the 2004 Annual Meeting of Shareholders of Vail Resorts, Inc., which will be held on Friday, December 17, 2004 at 3:00 p.m., Eastern Standard Time at the New York Marriott East Side, 525 Lexington Avenue, New York, New York 10017.

The enclosed Notice and Proxy Statement contain complete information about matters to be considered at the Annual Meeting, at which the business and operations of our Company will also be reviewed. Only Shareholders entitled to vote at the Annual Meeting and their proxies will be permitted to attend the Annual Meeting. If you plan to attend, please check the box provided on the proxy card.

Whether or not you plan to attend, we urge you to complete, sign and return the enclosed proxy card, so that your shares will be represented and voted at the Annual Meeting. You can also vote your shares by using the internet or the telephone. Instructions for using these convenient services are set forth on the enclosed proxy card.

Sincerely,

ADAM M. ARON
Chairman and Chief Executive Officer

VAIL RESORTS, INC.

137 Benchmark Road Avon, Colorado 81620	P.O. Box 7 Vail, Colorado 81658

NOTICE OF THE 2004 ANNUAL MEETING OF SHAREHOLDERS

November 19, 2004

To our Shareholders:

The Annual Meeting of Shareholders of Vail Resorts, Inc., a Delaware corporation, will be held on Friday, December 17, 2004 at 3:00 p.m., Eastern Standard Time, at the New York Marriott East Side, 525 Lexington Avenue, New York, New York 10017, to:

(1)	Elect seven Directors;

(2)	Amend and restate the Company’s Amended and Restated Certificate of Incorporation to eliminate the classification of directors into Class 1 and Class 2 directors because the Company now has only one class of directors, to delete the provisions relating to Class A Common Stock, because the Company no longer has any Class A Common Stock outstanding and to delete certain other references that are no longer relevant;

(3)	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm; and

(4)	Transact such other business as may properly come before the meeting.

The record date for the determination of the shareholders entitled to notice of and to vote at the meeting or at any adjournment thereof is the close of business on November 10, 2004.

A copy of the Company’s Annual Report on Form 10-K to shareholders for the fiscal year ended July 31, 2004 is enclosed.

A list of shareholders entitled to vote at the Annual Meeting will be open to the examination of any shareholder, for any purpose germane to the meeting, at the offices of the Company’s Transfer Agent and Registrar, Wells Fargo Bank Minnesota, N.A., 161 North Concord Exchange, St. Paul, Minnesota 55075-0738, during ordinary business hours for ten days prior to the Annual Meeting.

By Order of the Board of Directors

MARTHA D. REHM
Senior Vice President, General Counsel and Secretary

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN

AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED REPLY ENVELOPE OR

VOTE BY USING THE INTERNET OR THE TELEPHONE. THIS WILL NOT

LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE MEETING.

VAIL RESORTS, INC.

137 Benchmark Road	P.O. Box 7
Avon, Colorado 81620	Vail, Colorado 81658

PROXY STATEMENT FOR THE 2004

ANNUAL MEETING OF SHAREHOLDERS

SOLICITATION AND REVOCATION OF PROXIES

The accompanying proxy, being mailed to shareholders on or about November 19, 2004, is solicited by the Board of Directors (the “Board”) of Vail Resorts, Inc. (the “Company”) for use at the Annual Meeting of Shareholders (the “Meeting”) to be held on Friday, December 17, 2004. In case the Meeting is adjourned, the proxy will be used at any adjournments thereof. If a proxy is received before the Meeting, the shares represented by it will be voted unless the proxy is revoked by written notice to the Secretary of the Company prior to the Meeting or by voting in person by ballot at the Meeting. If matters other than those specifically set forth in the accompanying Notice of Annual Meeting are presented at the Meeting for action, which is not currently anticipated, the proxy holders will vote the proxies in accordance with their best judgment.

Holders of record of Common Stock of the Company as of the close of business on November 10, 2004 will be entitled to vote at the Meeting. On such date there were outstanding and entitled to vote 35,421,947 shares of Common Stock of the Company, each of which is entitled to one vote with respect to each matter to be voted on at the Meeting. All items to be voted on at the Meeting other than the election of directors require the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the item for approval and which have actually been voted. The election of directors requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote. The presence at the Meeting in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. For all actions to be acted upon by shareholders, other than the election of directors, abstentions (including proxies containing broker non-votes) will be treated as present at the meeting for purposes of determining a quorum but are not counted for voting purposes and therefore have no effect on the outcome of any vote. For the election of directors, both abstentions and proxies containing broker non-votes will be treated as present at the meeting for purposes of determining a quorum. For the election of directors only, abstentions will be counted as votes cast on such matters and will have the effect of a negative vote, while proxies containing broker non-votes are not counted for voting purposes and therefore have no effect on the outcome of any vote.

The cost of soliciting proxies in the form enclosed will be borne by the Company. In addition to the solicitation by mail, proxies may be solicited personally, or by telephone, by employees of the Company. The Company may reimburse brokers holding Common Stock in their names or in the names of their nominees for their expenses in sending proxy material to the beneficial owners of such Common Stock.

PROPOSAL 1.    ELECTION OF DIRECTORS

On September 28, 2004, Apollo Ski Partners, L.P. (“Apollo Ski Partners”) converted all of its Class A Common Stock into shares of Common Stock. As a result of such conversion, there are no longer any shares of Class A Common Stock outstanding. While the Class A Common Stock was outstanding, holders of Class A Common Stock had the right to elect two-thirds of the directors as Class 1 directors and the holders of Common Stock had the right to elect one-third of the directors as Class 2 directors. Because there are no longer any shares of Class A Common Stock outstanding, the Board now consists of one class of directors, all of whom are elected by the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote.

In connection with the change in ownership structure represented by the conversion of the shares of Class A Common Stock into shares of Common Stock, the Board decided to reduce the size of the Company’s board of directors in the interest of improving the effectiveness and focus of the directors. Consequently, of the twelve directors who have previously served on the Board, seven remain as directors and are up for election at the Meeting and five resigned effective September 27, 2004.

At the Meeting, seven directors will be elected by the Common Stockholders. Each director will be elected for a one-year term and requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote.

The persons named as proxies in the accompanying proxy, who have been designated by the Board, intend to vote, unless otherwise instructed in such proxy, FOR the election of Messrs. Aron, Hannan, Hernandez, Katz, Micheletto, Sorte and Stiritz as directors.

INFORMATION WITH RESPECT TO NOMINEES

The following sets forth the name and age of each nominee, identifies whether the nominee is currently a member of the Board, lists all other positions and offices, if any, now held by him with the Company, and specifies his principal occupation during the last five years.

Nominees for Directors

Adam M. Aron, 50, was appointed Chairman of the Board and Chief Executive Officer of the Company in July 1996. Prior to joining the Company, Mr. Aron served as President and Chief Executive Officer of Norwegian Cruise Line Ltd. from July 1993 until July 1996. From November 1990 until July 1993, Mr. Aron served as Senior Vice President of Marketing for United Airlines. From 1987 to 1990, Mr. Aron served as Senior Vice President of Marketing for the Hyatt Hotels Corporation. Mr. Aron is also a director of Nextel Partners, Inc. and Rewards Network, Inc., and serves on the boards of several non-profit and community organizations.

John J. Hannan, 51, was appointed a director of the Company in January 2004. Mr. Hannan is a founding partner of, and has been associated with, Apollo Management L.P. since 1990. Apollo Management, L.P. is a private securities investment management firm and together with its affiliated managers serves as the investment manager to the Apollo Investment Funds. Mr. Hannan is a director of Apollo Investment Corporation, a public investment fund. Mr. Hannan serves on the Supervisory Board of Directors of Buhrmann NV and on the boards of several non-profit and community organizations.

Roland A. Hernandez, 47, was appointed a director of the Company in December 2002. Mr. Hernandez is the founding principal and CEO of Hernandez Media Ventures, a privately held company engaged in the acquisition and management of media assets. Prior to forming that company, Mr. Hernandez was the President, Chief Executive Officer and Chairman of the Board of Telemundo Group, Inc., a Spanish language television and entertainment company. From 1995 to 1998, Mr. Hernandez was the President and Chief Executive Officer of Telemundo. From 1986 to 1994, Mr. Hernandez was the president of the corporate general partner of Interspan Communications. Mr. Hernandez is a Director of Wal-Mart Stores, Inc., Ryland Group, Inc. and MGM Mirage. He serves on the audit committee of Ryland Group, Inc. and as the chairman of the audit committees of both Wal-Mart Stores, Inc. and MGM Mirage.

Robert A. Katz, 37, was appointed a director of the Company in June 1996. Mr. Katz has been associated with Apollo Management L.P. since 1990. Mr. Katz is a director of Spectrasite, Inc., Horizon PCS, Inc. and United Agri Products, Inc. Mr. Katz has been designated by the Board as Lead Director of the Company.

Joe R. Micheletto, 68, was appointed a director of the Company in February 1997. Mr. Micheletto now serves as Vice Chairman of Ralcorp Holdings, Inc. (“Ralcorp”). From September 1996 to September 2003, Mr. Micheletto served as Chief Executive Officer and President of Ralcorp and was Co-Chief Executive Officer and Chief Financial Officer of Ralcorp from January 1994 to September 1996. From 1985 to 1994, he served as Vice President and Controller of Ralston Purina Company. From 1991 to 1997, Mr. Micheletto served as Chief Executive Officer of Ralston Resorts, Inc. Mr. Micheletto also serves as a director of Energizer Holdings, Inc.

John F. Sorte, 57, was appointed a director of the Company in January 1993. Mr. Sorte has been President and Chief Executive Officer of Morgan Joseph & Co. Inc., an investment banking firm, since June 2001. From March 1994 to June 2001, he served as President of New Street Advisors L.P. Mr. Sorte is also a director of WestPoint Stevens, Inc.

William P. Stiritz, 70, was appointed a director of the Company in February 1997. Mr. Stiritz has been a private equity investor since May 2001. From April 1998 to May 2001, he was Chairman of the Board, Chief Executive Officer and President of Agribrands International, Inc. Mr. Stiritz was Chairman of the Board of Ralston Purina Company from January 1982 to December 2001. Mr. Stiritz serves as Chairman of the Board of both Ralcorp and Energizer Holdings, Inc., and is a director of Ball Corporation and May Department Stores Company.

Vote Required for Approval

The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF MESSRS. ARON, HANNAN, HERNANDEZ, KATZ, MICHELETTO, SORTE AND STIRITZ AS DIRECTORS.

MANAGEMENT

The following table sets forth the executive officers of the Company.

Name	Position
Adam M. Aron	Chairman of the Board of Directors and Chief Executive Officer
Blaise T. Carrig	Senior Vice President and Chief Operating Officer for Heavenly Mountain Resort
James P. Donohue	Senior Vice President and Chief Information Officer
John McD. Garnsey	Senior Vice President and Chief Operating Officer for Beaver Creek
William A. Jensen	Senior Vice President and Chief Operating Officer for Vail Mountain
Jeffrey W. Jones	Senior Vice President and Chief Financial Officer
Edward E. Mace	President, RockResorts International LLC and Vail Resorts Lodging Company
Roger D. McCarthy	Senior Vice President and Chief Operating Officer for Breckenridge and Keystone
Martha D. Rehm	Senior Vice President, General Counsel and Secretary
James P. Thompson	President, Vail Resorts Development Company

For biographical information about Mr. Aron see “Information With Respect to Nominees.”

Blaise T. Carrig, 53, joined the Company as Senior Vice President and Chief Operating Officer for Heavenly Mountain Resort in September 2002. Mr. Carrig was President and Managing Director of The Canyons in Park City, Utah from July 1997 through August 2002 and, from 1976 to 1997, was employed at Sugarbush Resort in Warren, Vermont. At Sugarbush, he held various management positions in Mountain Operations, ultimately serving as the Managing Director of the resort.

James P. Donohue, 64, joined the Company as Senior Vice President and Chief Financial Officer in October 1996 and served in that capacity until November 18, 2003, at which time he was appointed Senior Vice President and Chief Information Officer of the Company. From 1991 to October 1996, Mr. Donohue served as Senior Vice President and Chief Financial Officer of Fibreboard Corporation, a manufacturer and distributor of building products, which also owned and operated three ski resorts located in California. Prior to 1991, Mr. Donohue was an Executive Vice President of Continental Illinois Bank, N.A.

John McD. Garnsey, 54, became Senior Vice President and Chief Operating Officer for Beaver Creek in May 1999. Mr. Garnsey served as President of the Vail Valley Foundation from 1991 through April 1999 and as Vice President from 1983 to 1991. Mr. Garnsey serves as President of the Beaver Creek Resort Company, the Bachelor Gulch Village Association and the Village at Arrowhead Association Boards. Additionally, Mr. Garnsey is a director of the Vail Valley Foundation, the Vilar Center Arts Foundation and the Smith Creek Metropolitan District. Mr. Garnsey was President of the Organizing Committee for the 1999 World Alpine Ski Championships.

William A. Jensen, 52, joined Breckenridge as Senior Vice President and Chief Operating Officer in May 1997 and was appointed Chief Operating Officer for Vail Mountain in May 1999. Mr. Jensen was President of the Fibreboard Resort Group from 1991 to 1996. He was Vice President of Sunday River Ski Resort from 1989 to 1991 and, from 1983 to 1989, he was Vice President of Kassbohrer of North America, a grooming vehicle manufacturer.

Jeffrey W. Jones, 42, currently serves as Senior Vice President and Chief Financial Officer of the Company. He joined the Company on September 29, 2003, as Senior Vice President and Chief Financial Officer of Vail Resorts Development Company and served in that capacity until November 18, 2003. Mr. Jones is a member of the American Institute of Certified Public Accountants. From June 1999 to September 2003, Mr. Jones served as Executive Vice President and Chief Financial Officer of Clark Retail Enterprises, Inc. in Chicago, Illinois, a privately held multi-unit convenience, food and gasoline retailer. From June 1998 to June 1999, Mr. Jones was Chief Financial Officer and Treasurer of Lids Corporation in Boston, Massachusetts, a specialty retailer. From

1994 to 1998, Mr. Jones held the positions of Vice President and Controller and then Vice President of Finance, Real Estate and Administration for Clark Refining and Marketing, Inc. (now known as Premcor, Inc.) in St. Louis, Missouri. Prior to 1994, Mr. Jones worked in several corporate positions, including Controller, Treasurer and Vice President-Controller, at Dairy Mart Convenience Stores, Inc., a publicly traded company. Lids Corporation filed for Chapter 11 protection under the United States bankruptcy laws on January 4, 2001 (nineteen months after Mr. Jones left Lids Corporation). Clark Retail Group and Clark Retail Enterprises, Inc. filed for Chapter 11 protection under the United States bankruptcy laws on October 14, 2002. Mr. Jones also serves as a director and chairman of the audit committee of Horizon PCS, Inc.

Edward E. Mace, 53, joined the Company in October 2001 as President of RockResorts International LLC and Vail Resorts Lodging Company. From 1996 until 2001, Mr. Mace was with Fairmont Hotels, serving as the President and Chief Executive Officer from 1998 to 2000 and Vice Chairman from 2000 to 2001. Prior to joining Fairmont Hotels, Mr. Mace served as President and Chief Executive Officer of Lincoln Hotels and was a partner of Lincoln Property Company and KPMG Peat Marwick. Mr. Mace also serves as a director of BRE Properties, a New York Stock Exchange-listed real estate investment trust.

Roger D. McCarthy, 54, joined the Company as Senior Vice President and Chief Operating Officer of Breckenridge in February 2000. Since November 1, 2002, he also serves as Chief Operating Officer of Keystone Resort. Mr. McCarthy previously held the position of Senior Vice President, Eastern Region for Intrawest Corporation, where he was responsible for six resorts, three in Canada and three in the United States. Mr. McCarthy served as a board member of Courmayeur Ski Area in Italy, a joint venture between Companie des Alpes of France and Intrawest. Mr. McCarthy held the position of Vice President/General Manager of Mont Tremblant from 1991-1998. Mr. McCarthy is a Director of Summit Foundation and of Breckenridge Outdoor Education Center and also serves as President Emeritus of Tremblant Foundation.

Martha D. Rehm, 53, became Senior Vice President, General Counsel and Secretary in May 1999. Prior to joining the Company, Ms. Rehm served since mid-1998 as Vice President and General Counsel of Corporate Express, Inc., a supplier of office products and computer supplies to corporations. Prior to 1998, she was a partner for many years with Holme Roberts & Owen, LLP, a Denver-based law firm, where her practice included general corporate law emphasizing corporate finance and securities transactions.

James P. Thompson, 60, joined Vail Resorts Development Company as its President in 1993 in connection with Vail Associates’ acquisition of the Arrowhead at Vail development. He joined Arrowhead at Vail in 1989, and served as its President. Prior to joining Arrowhead at Vail, Mr. Thompson served as Vice President of Moore and Company in Denver for 14 years leading their land acquisitions, syndications and development activities.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

Set forth in the following table is the beneficial ownership of Common Stock as of November 10, 2004 for all directors, nominees and the six executive officers listed on the Summary Compensation Table, and, as a group, such persons and all other current executive officers.

Name	Number of Shares of Common Stock Beneficially Owned		Percent of Class
Adam M. Aron	1,112,088	(1)	3.14%
John J. Hannan	157,742	(2)	*
Roland A. Hernandez	10,000	(3)	*
Robert A. Katz	20,545	(2)(3)	*
Joe R. Micheletto	11,000	(3)(4)	*
John F. Sorte	17,500	(3)	*
William P. Stiritz	7,500	(3)(4)	*
William A. Jensen	166,166	(1)	*
Jeffrey W. Jones	27,756	(1)	*
Edward E. Mace	135,000	(1)	*
Roger D. McCarthy	116,166	(1)	*
James P. Thompson	137,000	(1)	*
Directors, Nominees and executive officers as a group (16 Persons)	2,354,106	(1)	6.65%

*	As of November 10, 2004, no director or executive officer owned more than one percent of the Common Stock outstanding (including exercisable options), except for Mr. Aron.
(1)	Includes shares that may be acquired on or within 60 days of November 10, 2004 through the exercise of employee stock options or vested restricted stock as follows: 1,102,975, 164,166, 27,756, 135,000, 116,166, 137,000 and 2,163,170 shares of Common Stock subject to options granted to Messrs. Aron, Jensen, Jones, Mace, McCarthy and Thompson and the directors, nominees and executive officers as a group, respectively.
(2)	Does not include 200,000 shares held by Apollo Investment Fund, L.P. Messrs. Hannan and Katz disclaim beneficial ownership of all shares of Common Stock of the Company held for the account of Apollo Investment Fund, L.P.
(3)	Includes the following shares of Common Stock that may be acquired on or within 60 days of November 10, 2004 through the exercise of stock options: 5,000 shares of Common Stock underlying stock options granted to Messrs. Hernandez, Katz, Micheletto, Sorte and Stiritz on December 12, 2002; 5,000 shares of Common Stock underlying stock options granted to Messrs. Hernandez, Katz and Micheletto on November 20, 2003 and 2,500 shares of Common Stock underlying stock options granted to Messrs. Sorte and Stiritz on November 20, 2003.
(4)	Messrs. Micheletto and Stiritz disclaim beneficial ownership of all shares of Common Stock of the Company held by Ralcorp.

INFORMATION AS TO CERTAIN SHAREHOLDERS

Set forth below is certain information with respect to the only persons known to the Company to be the beneficial owners of more than five percent of the Company’s voting securities as of November 10, 2004, based on filings required by the Securities and Exchange Commission (the “SEC”).

	Common Stock Beneficially Owned
Name of Beneficial Owner	Shares	Percent of Total
Ralcorp Holdings, Inc.(1)	7,554,406	21.3%
Ronald Baron(2)	4,784,500	13.5%
Waddell & Reed Financial, Inc.(3)	2,514,773	7.1%

(1)	As reported by Ralcorp on Form 10-K filed with the SEC on December 17, 2003. The address for Ralcorp is 800 Market Street, Suite 1600, St. Louis, MO 63101.
(2)	As reported by Ronald Baron on Schedule 13D filed with the SEC on April 23, 2004. The address for Ronald Baron is 767 Fifth Avenue, 24th Floor, New York, NY 10153.
(3)	As reported by Waddell & Reed Financial, Inc., an institutional investment manager, on Form 13F filed with the SEC on January 30, 2004. The address for Waddell & Reed Financial, Inc. is 6300 Lamar Avenue, Overland Park, KS 66202.

CORPORATE GOVERNANCE

On September 28, 2004, the Board took several actions designed to improve the Company’s corporate governance and to comply with New York Stock Exchange rules that became effective for the Company on October 31, 2004. These actions included (1) the adoption of a revised charter of the Audit Committee, (2) the adoption of the charter of the Compensation Committee, (3) the establishment of a Nominating & Corporate Governance Committee and the adoption of its charter and (4) the appointment of independent directors on each of the Audit, Compensation and Nominating & Corporate Governance Committees.

Corporate Governance Guidelines

The Company’s Board acts as the ultimate decision-making body of the Company and advises and oversees management, who are responsible for the day-to-day operations and administration of the Company. The Board has adopted Corporate Governance Guidelines which, along with the charters of the Board committees and the Company’s Code of Ethics & Business Conduct, provide the framework for the governance of the Company. A complete copy of the Company’s Corporate Governance Guidelines, the charters of the Board committees and the Code of Ethics & Business Conduct for employees and directors may be found on the Company’s website at www.vailresorts.com. The Audit Committee charter is also attached as Exhibit A to this proxy statement. Copies of these materials are available without charge upon written request to the Secretary of the Company.

Meetings of the Board

The Board held a total of six meetings during the fiscal year ended July 31, 2004 (“Fiscal 2004”). During Fiscal 2004, all of the incumbent directors of the Company attended 75% or more of the meetings of the Board and of committees of the Board on which they served either in person or telephonically. Mr. Aron attended the 2003 Annual Meeting of Shareholders.

The non-management directors will meet in executive sessions at least semi-annually to discuss such matters as they deem appropriate and, at least once a year, to review the Compensation Committee’s annual review of the Chief Executive Officer (the “CEO”). These executive sessions will be chaired by the Lead Director. Mr. Katz has been designated by the Board as Lead Director of the Company. The Lead Director helps the Chairman of the Board develop the agenda for Board meetings and reviews the Board’s governance procedures and policies. The Lead Director is elected by the Board annually. Shareholders may communicate with the non-management directors by following the procedures under “—Communications with the Board of Directors.”

Director Nominations

The Nominating & Corporate Governance Committee considers and recommends candidates for election to the Board. The committee also considers candidates for election to the Board that are submitted by shareholders. Each member of the committee participates in the review and discussion of director candidates. In addition, members of the Board who are not on the committee may meet with and evaluate the suitability of candidates. In making its selections of candidates to recommend for election, the committee seeks persons who have achieved prominence in their field and who possess significant experience in areas of importance to the Company. The minimum qualifications that the Nominating & Corporate Governance Committee believes must be met for a candidate to be nominated include integrity, independence, forthrightness, analytical skills and the willingness to devote appropriate time and attention to the Company’s affairs. Candidates should also demonstrate a willingness to work as part of a team in an atmosphere of trust and a commitment to represent the interests of all the shareholders rather than those of a specific constituency. Successful candidates will also demonstrate significant experience in areas of importance to the Company, such as general management, finance, marketing, technology, law or public sector activities.

Shareholders who wish to submit nominees for election at an annual or special meeting of shareholders should follow the procedure described in the Company’s Bylaws. The Nominating & Corporate Governance Committee applies the same standards in considering candidates submitted by shareholders as it does in evaluating candidates submitted by members of the Board. The Nominating & Corporate Governance Committee nominated the seven nominees that are up for election at this year’s Meeting.

Independence Determinations for Directors

Under the Company’s Corporate Governance Guidelines, a majority of the Board must be comprised of directors who are independent under the Corporate Governance Standards of the New York Stock Exchange. To be deemed “independent,” the Board must determine, after due deliberation, that the director has no material relationship with the Company other than as a director. In making such determination, the Board adheres to all of the specific tests for independence included in the New York Stock Exchange listing standards and considers all other facts and circumstances it deems necessary or advisable.

To assist it in making such determinations, the Board has adopted the following standards:

•	A director will be deemed independent if the Board makes an affirmative determination after a review of all relevant information that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). A director shall not fail to meet any of the independence tests set forth in Section 303A.02(b) of the NYSE Listed Company Manual or any successor provisions thereto, which tests include:

•	A director who is an employee, or whose immediate family member is an executive officer, of the Company is not independent until three years after the end of such employment relationship.

•	A director who receives, or whose immediate family member receives, more that $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation.

•	A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or formal internal or external auditor of the Company is not “independent” until three years after the end of the affiliation or the employment or auditing relationship.

•	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship.

•	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold.

In addition, the Board has established the standards set forth below to further assist it in making determinations regarding director independence.

•	No director can be independent if he or she is, or in the past three years has been, part of an interlocking directorship in which an executive officer of the Company serves on the compensation committee of another company that employs the director.

•	No director can be independent if, in the past three years, the Company has made payments to, or received payments from, such director’s primary business affiliation or the primary business affiliation of an immediate family member that were not made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

In addition, the Board reviews business and charitable relationships between the Company and each non-employee director to determine compliance with the standards described above and to evaluate whether there are any other facts or circumstances that might impair a director’s independence.

The Board will deem a director to be independent if no relationship or transaction exists that would disqualify a director under the categorical standards and no other relationships or transactions exist of a type not specifically mentioned in the categorical standards that, in the Board’s opinion, taking into account all facts and circumstances, would impair a director’s ability to exercise his or her independent judgment.

Determinations Regarding Independence

The Board has determined that each of the nominees, other than Mr. Aron, is “independent” under the rules of the New York Stock Exchange. The Board based its determinations of independence on its adopted Standards of Director Independence described above. In making its determination with respect to Messrs. Hannan and Katz, who are associated with Apollo Advisors (which was previously an affiliate of Apollo Ski Partners), the Board took into consideration that Apollo Ski Partners had converted all of its Class A Common Stock into Common Stock, that Apollo Ski Partners had distributed the Common Stock owned by it to its partners, that the Shareholder Agreement among Apollo Ski Partners, Ralcorp and the Company had been terminated and that the management fee of $500,000 per year previously paid to Apollo Advisors had been eliminated. In making its determination with respect to Messrs. Micheletto and Stiritz, who serve on the board of directors of Ralcorp as Vice Chairman and Chairman, respectively, the Board took into consideration that the Shareholder Agreement had been terminated and that Messrs. Micheletto and Stiritz serve as non-executive directors of Ralcorp.

Communications with the Board of Directors

The Nominating & Corporate Governance Committee, on behalf of the Board, will review letters from shareholders concerning the Company’s annual general meeting and governance process and makes recommendations to the Board based on such communications. Shareholders can send communications to the Board by mail in care of the Secretary at P.O. Box 7, Vail, CO 81658, and should specify the intended recipient or recipients. All such communications, other than unsolicited commercial solicitations or communications, will be forwarded to the appropriate director or directors for review. Any such unsolicited commercial solicitation or communication not forwarded to the appropriate director or directors will be available to any non-management director who wishes to review it.

Code of Ethics & Business Conduct

The Company has adopted a Code of Ethics & Business Conduct (the “Code”) that applies to all directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code is available on the Company’s website at www.vailresorts.com. The Company will also post on its website any amendment to the Code and any waiver of the Code granted to any of its directors or executive officers.

Committees of the Board

The Board has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating & Corporate Governance Committee. The charters for all of these committees, which have been approved by the Board, are available on the Company’s website at www.vailresorts.com.

The Executive Committee

Current Members:

Adam M. Aron

Robert A. Katz

Joe R. Micheletto

The Executive Committee has all powers and rights necessary to exercise the full authority of the Board in intervals between meetings of the Board in the management of the business and affairs of the Company. The members of the Executive Committee for Fiscal 2004 were Messrs. Aron and Katz. The Executive Committee regularly meets to discuss Company issues and had six meetings during Fiscal 2004, including actions taken by unanimous written consent and telephonic meetings.

The Audit Committee

Current Members:

Joe R. Micheletto, Chairman

Roland A. Hernandez

Robert A. Katz

The Board has a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Audit Committee is primarily concerned with the effectiveness of the Company’s independent registered public accounting firm, accounting policies and practices, financial reporting and internal controls. The Audit Committee acts pursuant to its charter, a copy of which is attached to this Proxy Statement as Appendix A. The Audit Committee is authorized, among other things, to (i) appoint, retain, compensate, evaluate and terminate, as appropriate, the Company’s independent registered public accounting firm, (ii) approve all audit engagement fees and terms, as well as all significant non-audit engagements with the independent registered public accounting firm, (iii) discuss with management and the independent registered public accounting firm the Company’s annual audited financial statements and quarterly financial statements, (iv) review reports by the independent registered public accounting firm describing its internal quality control procedures and all relationships between the Company and the independent registered public accounting firm and (v) annually prepare a report as required by the SEC to be included in the Company’s annual proxy statement. The members of the Audit Committee for Fiscal 2004 were Messrs. Hauge, Hernandez and Micheletto, with Mr. Micheletto serving as Chairman of the Committee. Mr. Hauge resigned effective September 27, 2004 in connection with the decrease in the size of the Board. The Board has determined that Mr. Micheletto is an “audit committee financial expert” as defined in the federal securities laws. Mr. Hernandez, a member of the Audit Committee, also serves on the audit committee of Ryland Group, Inc., Wal-Mart Stores, Inc. and MGM Mirage. Under the rules of the New York Stock Exchange, if an audit committee member simultaneously serves on the audit committees of more than three public companies, and the listed company does not limit the number of audit committees on which its audit committee members serve to three or less, then in each case, the board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the listed company’s audit committee. The Board will consider this matter and make a determination with respect to Mr. Hernandez at its upcoming Board meeting scheduled for December 9, 2004. The Board has determined that all current members of the Audit Committee are “independent” as defined by the Corporate Governance Standards of the New York Stock Exchange and the rules of the SEC applicable to audit committee members. The Audit Committee held ten meetings, including meetings by telephone, during Fiscal 2004.

The Compensation Committee

Current Members:

Robert A. Katz, Chairman

Joe R. Micheletto

John F. Sorte

The Compensation Committee acts pursuant to its charter and is authorized and directed, among other things, to (i) review and approve corporate goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the CEO’s compensation level based on this evaluation, (ii) review the performance of and approve the individual elements of total compensation for the executive officers of the Company other than the CEO, (iii) review and approve the Company’s incentive compensation and equity-based plans and approve changes to such plans, in each case subject, where appropriate, to shareholder or Board approval and (iv) produce a compensation committee report on executive officer compensation as required by the SEC to be included in the Company’s annual proxy statement or annual report on Form 10-K filed with the SEC. The members of the Compensation Committee for Fiscal 2004 were Messrs. Biondi, Lee, Tisch and Katz, with Mr. Katz serving as chairman of the Committee. Messrs. Biondi, Lee and Tisch resigned effective September 27, 2004 in connection with the decrease in the size of the Board. The Board has determined that all current members of the Compensation Committee are “independent” as defined by the Corporate Governance Standards of the New York Stock Exchange. The Compensation Committee had one meeting in Fiscal 2004. A subcommittee of the Compensation Committee which consists of “non-employee directors,” within the meaning of Rule 16b-3 promulgated under the Exchange Act and “outside directors,” within the meaning of regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended, has been created to grant awards to Named Executive Officers and to officers who are subject to Section 16 of the Exchange Act under the Company’s 1993 Stock Option Plan and its 1996, 1999 and 2002 Long Term Incentive and Share Award Plans. The subcommittee is necessary for Fiscal 2005 because Mr. Katz, while deemed independent by the Board under the Company’s Corporate Governance Guidelines, the Corporate Governance Standards of the New York Stock Exchange and the rules and regulations of the SEC, is not an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended. The members of the subcommittee of the Compensation Committee are Messrs. Micheletto and Sorte.

The Nominating & Corporate Governance Committee

Current Members:

William P. Stiritz, Chairman

John J. Hannan

Roland A. Hernandez

The Nominating & Corporate Governance Committee acts pursuant to its charter and is authorized and directed to (i) review the overall composition of the Board, (ii) actively seek individuals qualified to become Board members for recommendation to the Board, (iii) identify and recommend to the Board director nominees for the next annual meeting of shareholders and members of the Board to serve on the various committees of the Board, (iv) be responsible for oversight of the evaluation of the performance of the Board and management and (v) review and reassess the adequacy of the Corporate Governance Guidelines of the Company and recommend any proposed changes to the Board for approval. The Nominating & Corporate Governance Committee was formed on September 28, 2004. The Board has determined that all current members of the Nominating & Corporate Governance Committee are “independent” as defined by the Corporate Governance Standards of the New York Stock Exchange.

Compensation of Directors

Non-employee directors receive an annual retainer of $25,000 and meeting fees of $5,000 for each Board meeting attended in person and $1,000 for meetings attended telephonically. Members of all committees receive

$1,000 per committee meeting attended, except that Audit Committee members receive $2,000 per each committee meeting attended. Certain directors are entitled to additional retainer compensation based on their additional responsibilities. The Lead Director receives an additional $25,000 per year. The Chairman of the Audit Committee receives an additional $25,000 per year and each other Audit Committee member receives an additional $15,000 per year. The Chairman of the Nominating & Corporate Governance Committee and the Chairman of the Compensation Committee each receive an additional $5,000 per year. However, Mr. Katz, the Lead Director, has waived the additional retainer amounts he is entitled to receive as a member of the Audit Committee and as Chairman of the Compensation Committee. Directors are also reimbursed for their reasonable travel expenses. The Company provides its directors with stock options as well as certain skiing, golf and lodging privileges.

Compensation Committee Interlocks and Insider Participation

Messrs. Biondi, Lee, Tisch and Katz served as members of the Compensation Committee of the Board during Fiscal 2004.

Mr. Katz is associated with Apollo Advisors. In Fiscal 2004, the Company paid a fee of $500,000 to Apollo Advisors for management services and expenses related thereto. This arrangement was approved by the Board of the Company in March 1993 and terminated effective October 1, 2004.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file initial reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Such officers, directors and shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, the Company believes that all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for Fiscal 2004, except that Mr. Hauge, a former director, reported late the receipt of stock options.

CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS

Messrs. Aron, Jensen, Jones, Mace, and McCarthy are party to agreements with the Company, as described in “Employment Agreements.”

In 1995, Mr. Thompson and his spouse received financial terms more favorable than those available to the general public in connection with their purchase of a homesite at Bachelor Gulch Village. Rather than payment of an earnest money deposit with the entire balance due in cash at closing, the contract provided for no earnest money deposit with the entire purchase price (which was below fair market value) to be paid under a promissory note of $350,000. In 1999, the note agreement was amended to provide that the note, which continued to accrue interest at a rate of 8% per annum, would be payable in full in the form of one lump sum payment. The amendment provided that the lump sum payment shall be due on the earlier of (i) the date the property is sold, (ii) two years from the date Mr. Thompson’s employment with the Company is terminated for any reason, or (iii) September 1, 2009. In September 2004, Mr. Thompson sold the home and repaid the note in full.

In connection with Mr. Thompson’s employment, the Company provided Mr. Thompson a one-time cash bonus of $600,000, which vested on July 1, 2003, for the purchase of a selected lot in the Red Sky Ranch golf community with a purchase price of $600,000. The Company also provided Mr. Thompson a membership in the Red Sky Ranch golf club in connection with such lot purchase. The Company provided Mr. Thompson with such one-time bonus on October 29, 2003 and Mr. Thompson took title to the property and the related membership on October 29, 2003. Based on the average of several appraisals, the Company estimates that the fair market value of the lot at the time of purchase was $716,000, and the fair market value of the membership was $175,000. Mr. Thompson also received a lifetime honorary membership in Red Sky Golf Club under which Mr. Thompson is not required to pay an initiation fee or dues. The Company has not recorded compensation in association with this membership, as it is considered to be a working condition fringe benefit during the course of his employment.

In February 2003, Marc J. Rowan, a former director of the Company and a founding principal of Apollo Advisors, and Michael Gross (also a founding principal of Apollo Advisors), each purchased a homesite at Bachelor Gulch Village. The purchases occurred pursuant to the September 1999 contracts between the Company and the purchasers, as previously disclosed in the Company’s annual proxy statements since 1999. The purchase price for each site was $378,000, which the Company believed at the time to be the approximate fair market value of the sites at the time of the original contracts, less a credit of $132,300 for certain infrastructure costs, such as architectural plans, necessary to develop the sites. The Company determined the sales price at the time of discussions with Mr. Rowan about a possible purchase more than a year prior to the September 1999 execution of the contracts based on a formula used by the Company’s real estate subsidiary for establishing the base land price of a development parcel for multiple homesites under contract at the time to a third party developer and the assumed square footage of the residences expected to be built on the sites as indicated by Messrs. Rowan and Gross. Also, as previously stated in the Company’s proxy statements, the contracts were amended to extend the original closing dates on each property from January 2001 to January 2003. As previously disclosed in the Company’s Form 10-Q for the third quarter of 2003, the Company believes that, at the time of the closing of the purchases by Messrs. Rowan and Gross in February 2003, the fair market value of each site was approximately $1.6-$1.7 million, based generally on the Company’s familiarity with appreciated values of Bachelor Gulch real estate. Additionally, the Company has been advised by Mr. Rowan and Mr. Gross that each has sold the properties for approximately that amount. Upon further review of the transactions, the Company has determined that, due to differences between the expected sizes of the residences to be built on the properties contracted to be sold to Mr. Rowan and Mr. Gross, as compared to properties under contract with the third party developer, and in light of the actual sales prices of homesites in excess of the base land prices as sold by the third party developer, the market value of the two sites at the time of execution of the contracts with Mr. Rowan and Mr. Gross should have been approximately $601,000 each. The infrastructure credit corresponded to an estimate by the Company’s real estate subsidiary of the amount the Company would have had to spend on infrastructure had the properties been sold to the third party developer. Mr. Rowan and Mr. Gross have each made a supplemental payment of $223,000 (reflecting the difference between $601,000 and the stated purchase price), an additional payment equal to the amount of the infrastructure credit and additional amounts that the Company paid for infrastructure in connection with the lots, plus interest on these amounts from the date of closing of the properties to receipt of the payments.

Since January 3, 1997, the Company, Apollo Ski Partners and Ralcorp have been party to a shareholder agreement (the “Shareholder Agreement”) pursuant to which Apollo Ski Partners and Ralcorp were subject to voting agreements and had certain registration rights. The Company, Apollo Ski Partners and Ralcorp entered into a Termination Agreement (the “Termination Agreement”) on October 5, 2004 terminating the Shareholder Agreement. Under the Termination Agreement, Ralcorp retains certain demand and piggyback registration rights with respect to the Common Stock owned by it. The indemnification provisions of the Shareholder Agreement also survive. In connection with the conversion by Apollo Ski Partners of its Class A Common Stock into shares of Common Stock, on October 12, 2004, the Company filed a shelf registration statement for certain shares of the Company Common Stock which Apollo Ski Partners distributed to certain of its partners.

Historically, the Company has paid a fee to Apollo Advisors for management services and expenses related thereto. In Fiscal 2004, this fee was $500,000. This arrangement was approved by the Board of the Company in March 1993. In connection with the conversion by Apollo Ski Partners of its Class A Common Stock into shares of Common Stock, this arrangement was terminated effective October 1, 2004.

See “Employment Agreements” for a discussion of certain compensation transactions with Mr. Aron.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

The following table provides information concerning compensation paid by the Company to the CEO, the other four highest paid executive officers of the Company whose compensation was at least $100,000 for Fiscal 2004 and our Chief Financial Officer, who became an employee of the Company and was appointed as chief financial officer during Fiscal 2004 (collectively, the “Named Executive Officers”).

	Annual Compensation					Long-Term Compensation
Name, Principal Position and Fiscal Year	Salary $		Bonus ($)		Other Annual Compensation ($)	Awards			Payouts
						Restricted Stock Awards ($)(a)(b)		Securities Underlying Options (#)	Deferred Compensation Payments ($)	All Other Compensation ($)
Adam M. Aron, Chairman and Chief Executive Officer of the Company
2004	707,542		800,000		—	341,100	(c)	120,000	—	37,802	(d)(e)
2003	704,615		3,097,750	(f)	—	—		120,000	—	2,925,380	(d)(f)
2002	675,000		—		—	2,277,000		120,000	—	16,867	(d)
James P. Thompson, President of Vail Resorts Development Company
2004	383,667		255,255		—	—		35,000	—	5,999	(d)(g)
2003	383,462		670,000	(h)	—	—		35,000	—	308,590	(d)(g)(h)
2002	363,462		—		—	—		20,000	—	13,120	(d)
Edward E. Mace, President, RockResorts International LLC and Vail Resorts Lodging Company(i)
2004	383,413		300,000		—	—		35,000	—	1,518	(d)
2003	383,462		100,000	(j)	—	—		35,000	—	57,388	(d)(k)
2002	284,135	(i)	—		—	—		100,000	—	52,430	(d)(k)
William A. Jensen, Senior Vice President and Chief Operating Officer for Vail Mountain(l)
2004	343,805		300,000		—	113,700	(m)	35,000	—	1,512	(d)
2003	343,461		—		—	127,125		50,000	—	1,750	(d)
2002	302,308		—		—	—		20,000	—	120	(d)
Roger D. McCarthy, Senior Vice President and Chief Operating Officer for Breckenridge and Keystone
2004	318,942		275,000		—	113,700	(m)	35,000	—	1,588	(d)
2003	282,692		—		—	127,125		50,000	—	5,178	(d)
2002	259,231		—		—	—		20,000	—	138	(d)
Jeffrey W. Jones, Senior Vice President and Chief Financial Officer(n)
2004	267,865	(n)	300,000		—	181,920	(o)	75,000	—	80,161	(d)(p)(q)
2003	—		—		—	—		—	—	—
2002	—		—		—	—		—	—	—

(a)	Dividends are not paid on restricted stock grants.
(b)	Reflects the value of restricted stock grants, valued at the closing stock price on the date of the grant.
(c)	As of July 31, 2004, Mr. Aron was not vested in 15,000 shares of restricted stock valued at $227,400 that have been granted (but not issued) to him. These shares vest ratably on July 29, 2005 and 2006. Upon vesting, the shares issued under restricted stock grants are issued as unrestricted common shares. Accordingly, Mr. Aron held no shares of restricted stock as of July 31, 2004.
(d)	Includes excess life insurance, long term care and excess disability premiums paid for each of the Named Executive Officers in 2002, 2003 and 2004 respectively, as follows: Mr. Aron—$16,867, $23,651 and $36,930; Mr. Thompson—$13,120, $2,223 and $2,919; Mr. Mace—$8,819, $1,048 and $1,518; Mr. Jensen—$120, $1,750 and $1,512; Mr. McCarthy—$138, $5,178 and $1,588 and in 2004 for Mr. Jones—$48.
(e)	Includes $872 of unreimbursed non-business related expenses incurred at the Company’s resorts by Mr. Aron.
(f)	Pursuant to Mr. Aron’s employment agreement, the Company provided Mr. Aron certain one-time bonuses in connection with the purchase of certain real estate. For Fiscal 2003, Mr. Aron’s bonus included (1) a $659,750 bonus in connection with Mr. Aron’s purchase of Lot 99 in the Company’s Bachelor Gulch development and associated closing costs and club memberships; (2) a bonus of $600,000 in connection with Mr. Aron’s purchase of a lot in the Red Sky Ranch golf community and associated closing costs and club memberships; and (3) a $1,838,000 bonus in connection with the purchase and payment of estimated closing costs of Mr. Aron’s home in the Vail Valley as well as an associated club membership. All of such bonuses were earned in accordance with the terms of Mr. Aron’s employment agreement and were paid to Mr. Aron in Fiscal 2004. “All Other Compensation” reflects (1) $2,240,250 attributed to the difference between the estimated fair market value (as of the date of transfer) of the Bachelor Gulch lot and associated Bachelor Gulch Club membership purchased by Mr. Aron from the Company and the bonus paid to Mr. Aron in connection with the purchase of Lot 99; (2) $250,000 attributed to the difference between the estimated fair market value (as of the date of transfer) of the Red Sky Ranch lot purchased by Mr. Aron and the purchase price paid by Mr. Aron; (3) $1,479 for the payment of various closing costs in connection with the purchase of the Red Sky Ranch and Bachelor Gulch lots and (4) $410,000 reflecting the fair market value (as of the date of transfer) of three club memberships Mr. Aron received in connection with the purchase of the Red Sky Ranch and Bachelor Gulch lots and the Vail Valley residence. For a description of Mr. Aron’s employment agreement, see “Employment Agreements”. All of these transactions were consummated during Fiscal 2004.
(g)	Includes the fair market value of personal use of a Company vehicle in 2003 and 2004 of $3,081 and $3,080, respectively.
(h)	Mr. Thompson received a bonus of $70,000 as an executive officer of Vail Resorts Development Company pursuant to its fiscal year 2003 bonus plan. In addition, in connection with his employment, the Company agreed to provide Mr. Thompson a one-time bonus of $600,000 in connection with the purchase of a lot in the Red Sky Ranch golf community. Mr. Thompson’s bonus for Fiscal 2003 reflects the payment of such one-time $600,000 bonus in connection with Mr. Thompson’s purchase of a lot in the Red Sky Ranch golf community. “All Other Compensation” reflects (1) $116,000 attributed to the difference between the estimated fair market value (as of July 31, 2003) of the Red Sky Ranch lot purchased by Mr. Thompson and the purchase price paid by Mr. Thompson; (2) $12,286 for the payment of various closing costs in connection with the purchase of the Red Sky Ranch lot and (3) $175,000 reflecting the fair market value (as of July 31, 2003) of a club membership Mr. Thompson received in connection with the purchase of the Red Sky Ranch lot. For a description of this transaction, see “Certain Relationships and Other Transactions.”
(i)	Mr. Mace joined the Company as President of RockResorts International LLC and Vail Resorts Lodging Company in October 2001. Prior to October 2001, Mr. Mace held no positions with the Company or its subsidiaries.
(j)	Mr. Mace received a bonus for the first twelve months of his employment ending in October 2002, pursuant to his employment agreement with the Company.

(k)	Includes $43,611 in relocation compensation in 2002 and $56,340 in relocation compensation in 2003 for Mr. Mace.
(l)	Mr. Jensen has supervisory responsibilities over Beaver Creek and Heavenly Valley.
(m)	As of July 31, 2004, Messrs. Jensen and McCarthy each were not vested in 12,500 shares of restricted stock valued at $198,450 that have been granted (but not issued) to them. 7,500 of these shares vest ratably on November 20, 2004, 2005 and 2006. 5,000 of these shares vest ratably on December 9, 2004 and 2005. Upon vesting, the shares issued under restricted stock grants are issued as unrestricted common shares. Accordingly, Messrs. Jensen and McCarthy held no shares of restricted stock as of July 31, 2004.
(n)	Mr. Jones joined the Company on September 29, 2003, as Senior Vice President and Chief Financial Officer of Vail Resorts Development Company. In November 2003, Mr. Jones was appointed as the Company’s Senior Vice President and Chief Financial Officer at an initial salary of $335,000 per year. Effective October 2004, Mr. Jones’ salary increased to $365,000 per year. Prior to September 2003, Mr. Jones held no positions with the Company or its subsidiaries.
(o)	As of July 31, 2004, Mr. Jones was not vested in 12,000 shares of restricted stock valued at $181,920 that have been granted (but not issued) to him. These shares vest ratably on November 20, 2004, 2005 and 2006. Upon vesting, the shares issued under restricted stock grants are issued as unrestricted common shares. Accordingly, Mr. Jones held no shares of restricted stock as of July 31, 2004.
(p)	Includes $77,603 in relocation compensation in 2004 for Mr. Jones.
(q)	Includes $2,510 in Cobra premiums in 2004 for Mr. Jones.

The following table sets forth information concerning individual grants of stock options made under our stock option plans in Fiscal 2004 to each of the Named Executive Officers.

Option Grants in Fiscal 2004

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)		% of Total Options Granted to Employees in Fiscal 2004	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
						5%	10%
Adam M. Aron	120,000	(2)	14.7%	$14.73	11/20/2013	$1,111,634	$2,817,099
William A. Jensen	35,000	(2)	4.3%	$14.73	11/20/2013	$324,227	$821,654
Jeffrey W. Jones	40,000	(3)	4.9%	$14.48	9/29/2013	$364,256	$923,096
Jeffrey W. Jones	35,000	(2)	4.3%	$14.73	11/20/2013	$324,227	$821,654
Edward E. Mace	35,000	(2)	4.3%	$14.73	11/20/2013	$324,227	$821,654
Roger D. McCarthy	35,000	(2)	4.3%	$14.73	11/20/2013	$324,227	$821,654
James P. Thompson	35,000	(2)	4.3%	$14.73	11/20/2013	$324,227	$821,654

(1)	The potential realizable value uses the hypothetical rates specified by the SEC and is not intended to forecast future appreciation, if any, of the Company’s Common Stock price.
(2)	One-third of the grant is exercisable on November 20, 2004, one-third exercisable beginning on November 20, 2005 and the remainder is exercisable beginning on November 20, 2006.
(3)	One-third of the grant is exercisable on September 29, 2004, one-third exercisable beginning on September 29, 2005 and the remainder is exercisable beginning on September 29, 2006.

The following table sets forth information concerning each exercise of stock options during Fiscal 2004 by each of the Named Executive Officers and the value of unexercised options at July 31, 2004.

Aggregated Option Exercises During Fiscal 2004

and Option Values as of July 31, 2004

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options(1)	Value of Unexercised In-the-Money Options(2)
			Exercisable/ Unexercisable	Exercisable/ Unexercisable
Adam M. Aron	—	—	865,000 / 240,000	$609,150 /$976,000
William A. Jensen	—	—	124,000 /75,000	$124,490 / $277,868
Jeffrey W. Jones	—	—	0 / 75,000	$0 / $368,500
Edward E. Mace	—	—	78,334 / 91,666	$252,710 / $331,715
Roger D. McCarthy	—	—	76,000 / 75,000	$205,092 / $277,868
James P. Thompson	—	—	107,000 / 65,000	$118,605 / $256,118

(1)	Options have a ten-year term and vest in one-year increments ranging from three to five years commencing on the first anniversary of the date of grant. Vesting will, in certain cases, be accelerated upon the occurrence of a “change in control.” See “Employment Agreements.”
(2)	This value was calculated by determining the difference between the closing price on the New York Stock Exchange of the underlying Common Stock at July 30, 2004 of $19.51 per share and the exercise price of the option. An option is “In-the-Money” when the fair market value of the underlying Common Stock exceeds the exercise price of the option.

EMPLOYMENT AGREEMENTS

The Company has an employment agreement, as amended from time to time, with Adam M. Aron (the “Employment Agreement”), pursuant to which Mr. Aron serves as the Chief Executive Officer of the Company. Pursuant to the Employment Agreement, the initial term of Mr. Aron’s employment was July 29, 1996 through September 30, 1999, with automatic renewals thereafter in two-year terms, subject to notice of termination by either Mr. Aron or the Company.

Pursuant to the Employment Agreement, Mr. Aron’s minimum base salary is $675,000 per year, subject to annual increases, as determined by the Compensation Committee of the Board. Mr. Aron is, and has been since October 1, 1997, eligible to participate in the Company’s bonus plan. Under the terms of the Employment Agreement, Mr. Aron’s minimum Target Bonus is 80% of his then current salary, which minimum Target Bonus shall be paid if the Company’s budget is fully achieved.

Pursuant to the Employment Agreement, Mr. Aron was originally granted 37,500 restricted shares of Common Stock and options to purchase 260,000 shares of Common Stock, all of which restricted shares and options have vested. Pursuant to amendments to the Employment Agreement, Mr. Aron was granted an additional 180,000 shares of restricted stock, all of which have vested. Mr. Aron is entitled to future stock option grants at the discretion of the Board. Mr. Aron is subject to a 12-month non-compete clause upon termination. In the event of a change of control of the Company (as defined in the Employment Agreement), all of Mr. Aron’s rights with respect to the options and the restricted shares of Common Stock will vest immediately if (1) he remains employed with the Company for at least six months after the change of control occurs, or (2) following the change of control, his employment is terminated as a result of death or disability, or is terminated without cause. In addition, upon either his termination following a change of control or a termination by the Company without cause, or by Mr. Aron for good reason, Mr. Aron is entitled to receive certain benefits. Such benefits include payment of Mr. Aron’s then current base salary through the date his employment ends and for a twenty-four month period thereafter and a prorated bonus (assuming performance targets are met) for the portion of the year in which the termination occurs. A “change in control” of the Company occurs when a person other than Apollo Ski Partners or its affiliates owns a majority of the Company’s outstanding common stock or a majority of the combined voting power of all outstanding voting securities. Mr. Aron is also entitled to certain benefits upon termination of his employment as a result of death or disability.

The Company provides Mr. Aron a life insurance policy of $5 million and $500,000 of annual disability income protection. The Company purchased, for approximately $1.5 million, a home in the Vail Valley for Mr. Aron’s use while employed by the Company (the “Residence”). In accordance with the Employment Agreement, as amended, Mr. Aron became fully vested in the following components of compensation as of August 3, 2003:

•	A one-time bonus of $600,000 which Mr. Aron used to purchase Red Sky Ranch Lot 5 and related Red Sky Golf Club membership from the Company for a purchase price of $600,000. The lot and membership collectively had an estimated fair market value of $1.0 million as of the vesting date. Mr. Aron closed the purchase of the lot on August 29, 2003, and the Company paid him the related one-time bonus on August 3, 2003; and

•	A one-time bonus of $1.8 million which Mr. Aron used to purchase the Residence from the Company and pay related closing costs and to purchase a related Beaver Creek Club membership for a combined purchase price of $1.8 million. The Residence and membership collectively had an estimated fair market value of $1.9 million as of the vesting date. Mr. Aron closed on the Residence on December 22, 2003, and the Company paid him the related one-time bonus on December 31, 2003.

In addition, as of May 1, 2001, Mr. Aron vested in the right to acquire Bachelor Gulch Lot 99 and related Bachelor Gulch and Red Sky Golf Club memberships for a purchase price of $646,750. At the time Mr. Aron vested in this right, the lot and related memberships had an estimated fair market value of $2.2 million. As of August 3, 2003, Mr. Aron vested in the right to receive a one-time bonus of $659,750 which Mr. Aron used to purchase and pay related closing costs for the lot and related memberships. Mr. Aron closed on the purchase of the lot and memberships on August 29, 2003 and the Company paid him the related one-time bonus on August 3, 2003. The estimated fair market value of the lot and related memberships was $3.1 million at the date of purchase.

RockResorts International, LLC (“RockResorts”), a subsidiary of the Company, entered into an employment agreement (the “Agreement”) with Edward Mace effective October 25, 2001 for a two-year term with automatic renewals for successive one-year periods thereafter to engage his services as President of RockResorts. Pursuant to the terms of the Agreement, Mr. Mace’s base salary is $375,000 per year, subject to annual increases by the Chairman of RockResorts, the CEO and the Board. However, without Mr. Mace’s prior written consent, no decreases may be made below the initial amount paid of $375,000 per year. Mr. Mace participates in the Company’s bonus plan.

Pursuant to the Agreement, Mr. Mace was granted the option to buy 100,000 shares of common stock through the Vail Resorts, Inc. 1999 Long Term Incentive and Share Award Plan, which options vest over three (3) years and have an exercise price of $16.10, and with all such options vesting automatically upon a “change of control,” as defined in Mr. Mace’s employment agreement. Mr. Mace is entitled to receive future stock option grants at the discretion of the CEO and the Board. Further, he receives customary health, disability and insurance benefits pursuant to the Agreement and is entitled to the benefits of a family membership at Beaver Creek Club and Red Sky Golf Club at no cost to him other than incidental personal charges. RockResorts also agreed to pay Mr. Mace his reasonable relocation costs, and paid his commute costs to Denver through March 2002. Mr. Mace is subject to a one-year covenant not to compete and a permanent covenant to maintain confidentiality with respect to information or trade secrets that Mr. Mace learns in the course of his employment. In addition, upon termination of his agreement by the Company without cause, or by Mr. Mace for good reason, Mr. Mace is entitled to continue to receive his base salary for a period of eighteen (18) months following his termination, along with a pro-rated bonus in the year of termination. Mr. Mace is also entitled to certain benefits upon termination of his employment as a result of death or disability.

In connection with Mr. Mace’s employment agreement, RockResorts agreed to invest up to $900,000, but not to exceed 50% of the purchase price, for the purchase of a residence for him and his family in Eagle County, Colorado (the “Colorado Residence”). RockResorts contributed $900,000 towards the purchase price of the Colorado Residence and thereby obtained an approximate 47% undivided ownership in such residence. Upon the resale of the Colorado Residence, or within approximately eighteen (18) months of the termination of Mr. Mace’s employment with RockResorts, whichever is earlier, RockResorts shall be entitled to receive its proportionate share of the resale price of the Colorado Residence, less certain deductions.

The Company entered into an employment agreement with Jeffrey W. Jones effective November 18, 2003 to serve as the Company’s Chief Financial Officer. The initial term of the agreement is until September 30, 2005 with automatic renewals for successive one year periods thereafter. Mr. Jones’ base salary is $365,000 per year, subject to annual increases by the CEO and the Board. However, without Mr. Jones’ written consent, no decreases may be made below $365,000 per year. Mr. Jones participates in the Company’s bonus plan. In addition, on November 20, 2003, Mr. Jones was granted 12,000 restricted shares of Common Stock. Mr. Jones was also granted options to purchase a total of 125,000 shares of Common Stock as follows: 35,000 granted on September 29, 2003; 40,000 granted on November 20, 2003; and 50,000 granted on September 28, 2004. The options vest in three equal installments over three years from the grant date. Mr. Jones is entitled to future stock option grants at the discretion of the CEO and the Board. Mr. Jones receives customary health, disability and insurance benefits and is entitled to the benefits of an associate membership at the Red Sky Golf Club at no cost to him other than incidental personal charges. The Company also agreed to pay Mr. Jones his reasonable relocation costs and the reasonable costs incurred by Mr. Jones in selling his primary residence in Illinois. Mr. Jones is subject to a one-year covenant not to compete and a permanent covenant to maintain confidentiality with respect to information or trade secrets that Mr. Jones learns in the course of his employment. In addition, upon termination of his agreement by the Company without cause, or termination by Mr. Jones with good reason, Mr. Jones is entitled to continue to receive his base salary for a period of twelve (12) months following his termination, along with a pro-rated bonus in the year of termination. Mr. Jones is also entitled to certain benefits upon termination of his employment as a result of death or disability.

In connection with Mr. Jones’ employment, the Company agreed to invest up to $650,000, but not to exceed 50% of the purchase price, for the purchase of a residence for Mr. Jones and his family in Eagle County, Colorado. The Company contributed $650,000 toward the purchase price of the residence and thereby obtained an approximate 46% undivided ownership interest in such residence. Upon the resale of the residence, or within approximately eighteen (18) months of the termination of Mr. Jones’ employment with the Company, whichever is earlier, the Company is entitled to receive its proportionate share of the resale price of the residence, less certain deductions.

Effective as of May 1, 1997, Vail Associates, Inc. entered into an Employment Agreement with William A. Jensen to serve as Senior Vice President and Chief Operating Officer of Breckenridge Ski Resort. In May 1999, Mr. Jensen was named Chief Operating Officer of Vail Mountain. The initial term of the Employment Agreement was May 1, 1997 through September 30, 2000 with automatic one-year renewals after September 30, 2000. Mr. Jensen’s base salary was $200,000 per year, subject to annual increases thereafter at the discretion of the CEO and the Board. Mr. Jensen participates in the Company’s bonus plan.

Pursuant to the terms of his Employment Agreement, Mr. Jensen is eligible for annual stock option and/or restricted stock grants and was initially granted the option to purchase 40,000 shares of the Company’s common stock, effective May 1, 1997 at an exercise price of $20.125, through the Vail Resorts, Inc. 1997 Long Term Incentive and Share Award Plan. Those options vested over a three-year period. Mr. Jensen is entitled to future stock option awards at the discretion of the President, the CEO and the Board. Mr. Jensen receives customary health, dental, long-term disability and life insurance benefits and is entitled to benefits of membership at the Keystone and Beaver Creek golf clubs at no cost to him other than incidental personal charges. Vail Associates, Inc. also agreed to reimburse Mr. Jensen his moving and relocation expenses, not to exceed $40,000. Mr. Jensen is subject to a one-year covenant not to compete and a permanent covenant to maintain confidentiality with respect to information or trade secrets that Mr. Jensen learns in the course of his employment. Upon termination of Mr. Jensen’s employment by the Company, without cause, or by Mr. Jensen, for good reason, Mr. Jensen shall be entitled to continue to receive his then current base salary (plus certain insurance benefits) for a period of twelve (12) months following termination, along with a pro-rated bonus in the year of termination. Mr. Jensen is also entitled to certain benefits upon termination of his employment as a result of disability or death.

In order to facilitate the Company’s requirement that Mr. Jensen reside in the Town of Vail in connection with his appointment as the Chief Operating Officer of Vail Mountain, Vail Associates, Inc. entered into an agreement with Mr. Jensen in 1999 to invest in the purchase of a primary residence for Mr. and Mrs. Jensen in Vail, Colorado. Vail Associates, Inc. contributed $1,000,000 toward the purchase price of the residence and thereby obtained an approximate 49% undivided ownership interest in such residence. Vail Associates, Inc. is entitled to receive its proportionate share of the resale price of the residence, less certain deductions, upon the resale of the residence or within approximately eighteen (18) months after Mr. Jensen’s termination of employment from the Company, whichever occurs first.

Effective as of July 17, 2000, Vail Associates, Inc. entered into an employment agreement with Roger McCarthy to serve as Senior Vice President and Chief Operating Officer of Breckenridge Ski Resort. In November 2002, Mr. McCarthy’s role expanded to include Keystone Resort. The initial term of the employment agreement was July 17, 2000 through September 30, 2002 with automatic one-year renewals after September 30, 2002. Mr. McCarthy’s base salary effective October 1, 2000 was $250,000 per year, subject to annual increases thereafter at the discretion of the CEO and the Board. Mr. McCarthy participates in the Company’s bonus plan.

Pursuant to the terms of his employment agreement, Mr. McCarthy is eligible for annual stock option and/or restricted stock grants and was initially granted the option to purchase 30,000 shares of the Company’s common stock, effective February 24, 2000 at an exercise price of $16.625, through the Vail Resorts, Inc. 1999 Long Term Incentive and Share Award Plan. Those options vested over a three-year period, one-third (1/3) each year. Mr. McCarthy is entitled to future stock option awards at the discretion of the President, the CEO and the Board. Mr. McCarthy receives customary health, dental, long-term disability and life insurance benefits and is entitled to use the Keystone Ranch and Keystone River Course golf courses, free of green and cart fees. Mr. McCarthy is subject to a one-year covenant not to compete and a permanent covenant to maintain confidentiality with respect to information or trade secrets that Mr. McCarthy learns in the course of his employment. Upon termination of Mr. McCarthy’s employment by the Company, without cause, or by Mr. McCarthy, for good reason, Mr. McCarthy shall be entitled to continue to receive his then current base salary (plus certain insurance benefits) for a period of twelve (12) months following termination, along with a pro-rated bonus in the year of termination. Mr. McCarthy is also entitled to certain benefits upon termination of his employment as a result of disability or death.

In connection with Mr. McCarthy’s employment, Vail Associates, Inc. agreed to invest up to $400,000, but not to exceed 50% of the purchase price, for the purchase of a primary residence for Mr. McCarthy and his family in Breckenridge, Colorado. Vail Associates, Inc. contributed $400,000 toward the purchase price of the residence and thereby obtained an approximate 41% undivided ownership interest in such residence. Vail Associates, Inc. is entitled to receive its proportionate share of the resale price of the residence, less certain deductions, upon the resale of the residence or within approximately eighteen (18) months after Mr. McCarthy’s termination of employment from the Company, whichever occurs first.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General

The Compensation Committee of the Board (the “Committee”) for Fiscal 2004 was comprised of Messrs. Biondi, Lee, Tisch and Katz. For Fiscal 2005, the Committee is comprised of Messrs. Katz, Micheletto and Sorte. The Committee is responsible for establishing and administering the Company’s executive compensation programs, its equity incentive plans, the grant of options to purchase the Company’s stock and performance-based compensation to the Company’s executives. A subcommittee of the Compensation Committee which consists of “non-employee directors,” within the meaning of Rule 16b-3 promulgated under the Exchange Act and “outside directors,” within the meaning of regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended, has been created to grant awards to Named Executive Officers and to officers who are subject to Section 16 of the Exchange Act under the Company’s 1993 Stock Option Plan and its 1996, 1999 and 2002 Long Term Incentive and Share Award Plans. The members of the subcommittee of the Compensation Committee are Messrs. Micheletto and Sorte.

Compensation Philosophy

The Committee’s compensation philosophy is designed to support the Company’s primary objective of creating value for shareholders. The Committee believes that the following compensation strategies for the Company’s executive officers, including the CEO, achieve this objective:

•	Attract and retain talented executives—The Company provides core compensation in the form of base salary and benefit programs that are comparable to those of similarly sized companies in the resort/leisure/hospitality industry. The base salary target is generally based on industry survey results. For higher levels of responsibility, the base salary component is intended to be a diminishing portion of the executive’s potential total compensation.

•	Emphasize pay for performance—The Company’s stock based plans establish a significant relationship between current Company performance and incentive compensation, on a sliding scale basis, with substantial rewards possible for exceptional results and no reward for poor results.

•	Encourage management stock ownership—The Committee firmly believes that long-term shareholder value will be significantly enhanced by management stock ownership. As a result, the Company’s stock option program strongly encourages stock ownership by executive officers.

The Internal Revenue Code imposes a limitation on the deduction for certain executive officers’ compensation unless certain requirements are met. The Company and the Committee have carefully considered the impact of these tax laws and have taken certain actions intended to preserve the Company’s tax deduction with respect to any affected compensation. However, notwithstanding this general policy, the Committee has authorized, and will continue to retain the authority to authorize, payments that may not be deductible if it believes that they are in the best interests of both the Company and its shareholders. The Committee will continue to consider on a case-by-case basis whether particular compensation awards and programs that do not satisfy the condition of Section 162(m) outweigh the costs to the Company of the loss of related tax deductions. In Fiscal 2004, the Company recorded non-deductible compensation expense of approximately $1.5 million, related to the CEO’s employment agreement.

Base Salary

The Company generally establishes base salary ranges by considering compensation levels in similarly sized companies in the resort/leisure/hospitality industry. The base salary targets are generally established based upon industry survey results in light of the Company’s strategic goals compared to other publicly owned, growth-oriented companies. The Company’s current philosophy is to pay base salaries sufficient to attract and retain executives with a broad, proven track record of performance.

The base salary and performance of each executive officer is reviewed periodically (at least annually) by his or her immediate supervisor (or the Committee, in the case of the CEO) resulting in salary actions as appropriate. An executive officer’s level of responsibility is the primary factor used in determining base salary. Individual performance and industry information are also considered in determining any salary adjustment. The Committee reviews and approves all executive officer salary adjustments as recommended by the CEO. The Committee reviews the performance of the CEO and establishes his base salary.

Bonus Plan

In Fiscal 2004, all Named Executive Officers were eligible for an annual bonus under the Vail Resorts, Inc. annual cash bonus plan approved by the Board. For Fiscal 2004, the performance measure selected by the Committee for cash bonuses was the meeting of certain Reported EBITDA targets. Reported EBITDA is calculated as segment net revenue less segment operating expense plus segment equity investment income (plus, in the Real Estate segment only, gain on transfer of property). In the event the Company’s Reported EBITDA for Fiscal 2004, as determined on both an aggregate and a divisional basis, met or exceeded certain predetermined target levels, the appropriate divisional executive participating in the plan was eligible to receive an incentive award for Fiscal 2004. Such awards are based upon salary level, the Committee’s determination of the individual’s position and level of responsibility and the Committee’s assessment of the individual’s impact upon the Company’s financial success. The Committee has absolute discretion in reducing or eliminating the amount of an award for any individual included in the plan. The Company paid bonus compensation for Fiscal 2004 to all of the Named Executive Officers. The bonuses received by the Named Executive Officers are reflected in the Summary Compensation Table.

Stock Option and Share Award Program

The Company’s existing stock option and long-term incentive and share award plans are designed to align management interests with those of shareholders. In furtherance of this objective, the level of stock option grants and restricted share awards for executive officers is determined by the Committee each year, typically in consultation with the CEO except with respect to the CEO himself. Awards for all employees (including all executive officers) are determined by giving equal consideration to base salary, level of responsibility and industry long-term compensation information. In order to encourage increased Company performance in the future, the Company’s stock options vest in one-year increments over periods ranging from three to five years, except that options granted to Mr. Aron can vest up to ten years from the date of grant and are subject to certain vesting acceleration conditions. All stock option grants to the Named Executive Officers are reflected in the table entitled “Option Grants in Fiscal 2004.”

Deferred Compensation Plan

On September 15, 2000, the Company approved the adoption by The Vail Corporation, an indirect wholly owned subsidiary of the Company (the “Employer”), of a Deferred Compensation Plan (the “Plan”) for the benefit of its “key employees,” as that term is defined in the Plan (“Key Employees”). The Plan provides that Key Employees may contribute to the Plan up to 95% of their base pay and up to 95% of any Employer-paid bonus, which contributions may be allocated among the following three accounts: retirement, education, and personal goals. The Company may, on an annual basis, elect to make matching and/or discretionary Employer contributions. To date, the Company has not made any matching or discretionary contributions. Key Employee contributions and any matching or discretionary contributions made by Employer are placed in a rabbi trust which restricts management’s use and access to the money. All contributions made by Key Employees are immediately 100% vested. Any matching or discretionary contribution made by Employer vest 25% each year for four years, starting from the date of Key Employee’s hire. The Company may direct the Plan Administrator to accelerate the vesting on the matching and/or discretionary Employer contributions. The trustee under the Plan is Wells Fargo Bank Minnesota, N.A. The Plan is a non-qualified benefit plan. All money in the rabbi trust remains subject to the Company’s general creditors in the event of bankruptcy.

CEO Compensation

Mr. Aron’s compensation for Fiscal 2004 consisted of base salary in addition to participation in the Company’s benefit programs. Mr. Aron’s base salary for Fiscal 2004 was paid in accordance with his Employment Agreement, as described in “Employment Agreements.” At the time the Company entered into and amended Mr. Aron’s agreement, the Committee gave consideration to chief executive officer compensation in other publicly owned, growth-oriented and similarly sized companies in comparable industries. Mr. Aron was granted 120,000 stock options and 22,500 shares of restricted stock in Fiscal 2004 in recognition of his performance as CEO and to provide incentive throughout the term of the option to strive to operate the Company in a manner that directly and positively affects both the short term and long term interests of the stockholders. As of November 10, 2004, Mr. Aron held 1,225,000 stock options, of which 905,000 were fully vested. All compensation received by Mr. Aron in Fiscal 2004 is reflected in the Summary Compensation Table.

Compensation Committee

Joe R. Micheletto

John F. Sorte

Robert A. Katz, Chairman

AUDIT COMMITTEE REPORT

The Audit Committee of the Board currently consists of Messrs. Hernandez, Katz and Micheletto, who are all non-employee directors and are “independent” as defined by the Corporate Governance Standards of the New York Stock Exchange and the rules of the SEC applicable to audit committee members. The Audit Committee operates under a written charter, a copy of which is attached as Appendix A.

Management is responsible for the Company’s accounting practices, internal controls, the financial reporting process and preparation of the consolidated financial statements. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee further discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended by Statement on Auditing Standards No. 90.

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independent Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm, and were satisfied with, that firm’s independence.

The Audit Committee discussed with the Company’s internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements as and for the fiscal year ended July 31, 2004 be included in the Company’s Annual Report on Form 10-K for the year ended July 31, 2004 for filing with the SEC.

Fees Billed to Vail Resorts by PricewaterhouseCoopers LLP during Fiscal Years ended July 31, 2004 and 2003

Audit Fees.    Audit fees (including expenses) billed (or billable) to the Company by PricewaterhouseCoopers LLP with respect to the Fiscal 2004 and Fiscal 2003 financial statements were $1,015,100 and $1,002,860, respectively.

Audit-Related Fees.    Audit-related fees (including expenses) billed (or billable) to the Company by PricewaterhouseCoopers LLP with respect to Fiscal 2004 and Fiscal 2003 were $237,068 and $164,765, respectively. Such fees include audit fees for certain subsidiaries of the Company, audit fees for the Vail Resorts 401(k) Retirement Plan, services performed in connection with the Company’s implementation requirements under Section 404 of the Sarbanes-Oxley Act of 2002 and due diligence procedures.

Tax Fees.    There were no tax fees billed to the Company by PricewaterhouseCoopers LLP with respect to Fiscal 2004 and Fiscal 2003.

All other Fees.    All other fees (including expenses) billed by PricewaterhouseCoopers LLP with respect to Fiscal 2004 and Fiscal 2003 were $20,287 and $70,100, respectively, primarily in connection with the information requests related to the previously disclosed SEC investigation.

The Audit Committee considered whether the provision of services described above under “All Other Fees” was compatible with maintaining PricewaterhouseCoopers LLP’s independence.

The Audit Committee has the sole authority to approve all audit engagement fees and terms and pre-approve all permissible non-audit services provided by the independent registered public accounting firm. Fees not approved must be less than 5% of total fees paid. 100% of “Audit-Related Fees” and 15% of “All Other Fees” were approved by the Audit Committee.

Audit Committee

Roland A. Hernandez

Robert A. Katz

Joe R. Micheletto, Chairman

Performance Graph

The following graph compares the performance of the Company’s Common Stock to The Russell 2000 Stock Index, The S&P 500 Stock Index and the Company’s Peer Group Indices*.

*	The Company’s Peer Group Indices’ performances are weighted according to market capitalization. The Company included the Russell 2000 in the graph because the Company is included in such index and because there is no established industry index for the Company’s business. Total shareholder return is weighted according to market capitalization so that companies with a larger market capitalization have a greater impact on the Peer Group’s index results. Historical stock performance during this period may not be indicative of future stock performance.

The total return graph is presented for the period from the end of the Company’s 1999 fiscal year through the end of the Company’s 2004 fiscal year. The total stockholder return assumes that $100 is invested at the beginning of the period in the Common Stock of the Company, The Russell 2000, The S&P 500 Stock Index and the Company’s Peer Group. The Company’s Peer Group is comprised of: Hilton Hotels; Host Marriott; Marriott International; Six Flags, Inc.; Intrawest Corp. and American Skiing Company.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the above Compensation Committee Report on Executive Compensation and Performance Graph shall not be incorporated by reference into any such filings.

PROPOSAL 2.    AMENDMENT AND RESTATEMENT OF THE COMPANY’S

CERTIFICATE OF INCORPORATION

This proposal would amend and restate the Company’s Amended and Restated Certificate of Incorporation, as described below. A copy of the Amended and Restated Certificate of Incorporation that you are being asked to approve is attached to this Proxy Statement as Appendix B.

The Board is proposing to amend and restate the Company’s Amended and Restated Certificate of Incorporation to:

(1) eliminate the classification of directors into Class 1 and Class 2 directors, as the Company now has only one class of directors;

(2) delete the provisions relating to Class A Common Stock, as the Company no longer has any Class A Common Stock outstanding; and

(3) delete references to Gillett Holdings, Inc. and the Company’s reorganization, as these references are no longer relevant.

On September 28, 2004, Apollo Ski Partners converted all of its Class A Common Stock into shares of Common Stock. Apollo Ski Partners owned over 99% of the Class A Common Stock. Pursuant to the Company’s current Amended and Restated Certificate of Incorporation, upon this conversion by Apollo Ski Partners, all other shares of Class A Common Stock outstanding automatically converted into shares of Common Stock. While the Class A Common Stock was outstanding, holders of the Class A Common Stock had the right to elect two-thirds of the directors as Class 1 directors and holders of Common Stock had the right to elect one-third of the directors as Class 2 directors.

Since no shares of Class A Common Stock remain outstanding, the Board now consists of one class of directors all of whom are elected by the affirmative vote of a majority of the shares of Common Stock and the references in the Certificate of Incorporation to Class 1 and Class 2 directors are no longer necessary or meaningful. Consequently, the Board wishes to restate the Certificate of Incorporation to delete the references to Class 1 and Class 2 directors. Similarly, the Company’s Amended and Restated Certificate of Incorporation, as now in effect, has various references to Class A Common stock and the Board wishes to restate the Certificate of Incorporation to delete such references to Class A Common Stock.

In addition, the Amended and Restated Certificate of Incorporation, as now in effect, authorizes 125,000,000 shares of capital stock of the Company; 20,000,000 shares of Class A Common Stock; 80,000,000 shares of Common Stock and 25,000,000 shares of preferred stock. The Board proposes that the amount authorized for Class A Common Stock is added to the amount currently authorized for shares of Common Stock as there are no longer any shares of Class A Common Stock outstanding. The total amount of authorized capital stock would remain 125,000,000 shares, but would be amended and restated to authorize 100,000,000 shares of Common Stock and 25,000,000 shares of preferred stock.

The Board also proposes to delete all references in the Amended and Restated Certificate of Incorporation to “Gillett Holdings, Inc.” and to the Company’s 1992 reorganization. These references are no longer relevant to the Company and are no longer needed in the Amended and Restated Certificate of Incorporation.

If the proposal is approved, the Company will file an Amended and Restated Certificate of Incorporation with the Delaware Secretary of State, which will become effective on the date the filing is accepted.

In summary, the proposed Amended and Restated Certificate of Incorporation merely makes “clean-up” and technical changes to the Certificate of Incorporation of the Company, and does not alter the rights of security holders.

Vote Required For Approval

The affirmative vote of the holders of a majority of the shares represented in person or by proxy which are entitled to vote and which have actually been voted on this matter is required for this proposal to be adopted.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDMENT OF THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

PROPOSAL 3.    RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm for the year ended July 31, 2005. PricewaterhouseCoopers LLP expects to have a representative at the 2004 Annual Meeting of Shareholders who will have the opportunity to make a statement and who will be available to answer appropriate questions.

It is understood that even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its shareholders.

Vote Required For Approval

The affirmative vote of the holders of a majority of the shares represented in person or by proxy which are entitled to vote and which have actually been voted on this matter is required for this proposal to be adopted.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

FUTURE SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

The deadline for shareholders to submit proposals pursuant to Rule 14a-8 of the Exchange Act for inclusion in the Company’s proxy statement and proxy for the 2005 Annual Meeting of Shareholders is July 22, 2005. Shareholders who wish to submit a shareholder proposal outside of the processes of Rule 14a-8 of the Exchange Act must give timely notice to the Company within the time limits and according to the procedures described in the Company’s bylaws. You can obtain a copy of the Company’s bylaws by writing the Secretary at the address shown on the cover of this proxy statement.

OTHER MATTERS

At the date of this Proxy Statement, the Board has no knowledge of any business other than that described herein which will be presented for consideration at the meeting. In the event any other business is presented at the meeting, the persons named in the enclosed proxy will vote such proxy thereon in accordance with their judgment in the best interests of the Company.

By Order of the Board of Directors

MARTHA D. REHM
Senior Vice President,
General Counsel and Secretary

November 19, 2004

Appendix A

VAIL RESORTS, INC.

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

I. AUDIT COMMITTEE PURPOSE

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s purpose is to:

a. oversee the accounting and financial policies and practices of the Company, its internal controls and, as appropriate, the internal controls of certain service providers;

b. oversee the Company’s compliance with legal and regulatory requirements;

c. oversee the quality, objectivity, and integrity of the financial statements of the Company and the independent audit thereof;

d. oversee the qualifications and independence of the Company’s independent auditors, act as a liaison between the Company’s independent auditors and the Board, and pre-approve all non-audit services;

e. oversee the performance of the Company’s internal audit function and independent auditors; and

f. annually prepare a report as required by the SEC to be included in the Company’s annual proxy statements.

In general, the function of the Audit Committee is oversight; it is management’s responsibility to maintain appropriate systems for accounting and internal controls, and the auditor’s responsibility to plan and carry out a proper audit.

II. AUDIT COMMITTEE COMPOSITION AND MEETINGS

1. The Audit Committee shall be comprised of three or more directors as determined by the Board, all of whom have no material relationship to the Company that may interfere with the exercise of their independence from management and the Company.

a. The Audit Committee shall be composed entirely of independent directors and no person who is employed by the Company or any of its affiliates shall be a member of the Audit Committee until three years following the termination of his or her employment.

b. No person may be named to the Audit Committee or shall serve as a member of the Audit Committee who (i) receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company (other than director and committee fees) until three years after he or she ceases to receive more than $100,000 per year in such compensation; (ii) has a business relationship with the Company, unless the Board determines in its business judgment that the relationship does not interfere with the director’s exercise of independent judgment; or (iii) is employed as an executive of another company where any of the Company’s executives serves on that company’s compensation committee.

c. A member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the board of directors or any other board committee, accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any of its subsidiaries.

d. Each member of the Audit Committee shall be financially literate, as such qualification is interpreted by the Board in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee.

e. At least one member of the Audit Committee must have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment.

f. In setting the qualifications for the members of the Audit Committee and in electing members to the Audit Committee, the Board may take into consideration academic background or training in financial analysis or business management, business experience throughout the career of the individual which involved or required financial management analysis and understanding, service as director and membership on its Audit Committee and such other factors as the Board may deem appropriate.

g. The composition and membership of the Audit Committee shall otherwise comply with the rules of the Securities and Exchange Commission (“SEC”) and New York Stock Exchange (“NYSE”).

2. Audit Committee members shall be appointed by the Board. If an Audit Committee Chair is not designated or present, the members of the Audit Committee may designate a Chair by majority vote of the Audit Committee membership.

3. The Audit Committee shall meet at least twice annually or more frequently as deemed necessary or appropriate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee shall maintain minutes of its meetings.

4. The Audit Committee may request any officer or employee of the Company or the Company’s independent auditor or outside or internal counsel to attend any meeting(s) of the Committee or to meet with any members of or consultants to the Committee.

III. AUDIT COMMITTEE DUTIES AND RESPONSIBILITIES

The duties and responsibilities of the Audit Committee are as follows:

1. The Audit Committee shall directly appoint (subject to shareholder ratification), retain, compensate, evaluate and terminate, as appropriate, the Company’s independent auditors. The Audit Committee has the sole authority to approve all audit engagement fees and terms, as well as all significant non-audit engagements with the independent auditors. The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities and shall have direct access to the independent auditors as well as anyone in the organization. The independent auditor shall report directly to the Audit Committee, and the Audit Committee shall be directly responsible for the oversight of the independent auditors, including resolution of disagreements between management and the independent auditor.

2. The Audit Committee shall establish procedures for the receipt, retention, and treatment of complaints from the Company’s employees with respect to accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submissions by Company employees of concerns regarding questionable accounting or auditing matters.

3. As it deems necessary to carry out its duties, the Audit Committee shall obtain advice and assistance from outside legal, accounting or other advisors.

4. The Audit Committee must receive appropriate funding from the Company to compensate any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The Audit Committee shall not be required to seek board approval for such funding.

5. The Audit Committee must receive appropriate funding from the Company to compensate outside legal or other advisors employed by the Audit Committee, as well as funding to cover the Audit Committee’s administrative expenses necessary or appropriate in carrying out its duties. The Audit Committee shall not be required to seek board approval for such funding.

6. The Audit Committee shall, at least annually, obtain and review a report by the independent auditor describing: (i) the independent auditor’s internal quality control procedures; (ii) any material issues raised by the most recent internal quality control review (or peer review) of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues; and (iii) all relationships between the Company and the independent auditor.

7. The Audit Committee shall discuss with management and the independent auditor and meet to review the Company’s annual audited financial statements and quarterly financial statements, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

8. The Audit Committee shall discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

9. Although it is management’s responsibility to assess and manage the Company’s exposure to risk, the Audit Committee shall have the responsibility to discuss policies with respect to risk assessment and risk management.

10. The Audit Committee must periodically meet separately with the Company’s management, with its internal auditors, and with its independent auditors.

11. The Audit Committee shall review with the independent auditors any audit problems or difficulties and management’s response.

12. The Audit Committee shall set clear hiring policies for employees or former employees of the independent auditors.

13. The Audit Committee shall regularly report to the Company’s board of directors.

In performing its functions, the Audit Committee shall undertake those duties and responsibilities that, in its judgment, would contribute most effectively to and implement the purposes of the Audit Committee. In addition to the general duties and responsibilities noted above, the following are specific functions of the Audit Committee:

Review Procedures

1. Review and reassess the adequacy of this Charter at least annually and recommend any changes to the Board. Submit the Charter to the Board for approval and have the document published in the Company’s proxy statement at least every three years in accordance with SEC regulations.

2. Review the Company’s annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments.

3. Conduct an annual performance evaluation of the Audit Committee.

Independent Auditors

4. The outside auditor for the Company is accountable to the Audit Committee, and the Audit Committee has the ultimate authority and responsibility to directly appoint, retain, compensate, evaluate and, where appropriate, terminate or replace the outside auditor (or to nominate the outside auditor to be proposed for shareholder approval in any proxy statement).

5. The Audit Committee has the sole authority to approve all audit engagement fees and terms and other significant compensation to be paid to the independent auditors.

6. The Audit Committee is responsible for ensuring that the outside auditor submits on a periodic basis to the Audit Committee a formal written statement delineating all relationships between the auditor and the Company and the Audit Committee is responsible for actively engaging in a dialogue with the outside auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditor and for recommending that the Board take appropriate action in response to the outside auditor’s report to satisfy itself of the outside auditor’s independence.

Other Audit Committee Responsibilities

7. Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

8. Periodically report to the Board on significant results of the foregoing activities, and at any time at the request of the Board.

9. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

10. Review with the Company’s General Counsel legal matters as appropriate and at least annually in connection with the audit that may have a material impact on the financial statements, any material legal or regulatory compliance matters.

11. Meet at least annually with the chief financial officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

IV. WRITTEN AFFIRMATION

At any time that there is a change in the composition of the Audit Committee, and otherwise approximately once each year; the Company shall confirm in writing to the NYSE regarding:

a. any determination that the Board has made regarding the independence of Audit Committee members pursuant to any provision of this Audit Committee Charter;

b. the financial literacy of the Audit Committee members;

c. the determination that at least one of the Audit Committee members has accounting or related financial management expertise; and

d. the annual review and reassessment of the adequacy of this Audit Committee Charter.

* * * * * * * * * *

Adopted: September 28, 2004

Appendix B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VAIL RESORTS, INC.

Under Sections 242 and 245 of

the General Corporation Law of the

State of Delaware

FIRST. The name of the corporation is Vail Resorts, Inc. (the “Corporation”). The Corporation was originally incorporated under the name Gillett Holdings, Inc. The Corporation was incorporated in Delaware on October 15, 1985.

SECOND. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD. This Amended and Restated Certificate of Incorporation, which restates and amends the Restated Certificate of Incorporation of the Corporation, was duly adopted in accordance with the provisions of Section 242 and Section 245 of the General Corporation Law of the State of Delaware (“Delaware General Corporation Law”).

FOURTH. The Restated Certificate of Incorporation is hereby amended and restated so as to read in its entirety as follows:

ARTICLE 1

The name of the Corporation is

Vail Resorts, Inc.

ARTICLE 2

The address of the Corporation’s registered office in the state of Delaware is:

1209 Orange Street

County of New Castle

Wilmington, Delaware 19801

The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE 3

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE 4

SECTION 4.01 Capitalization. The Corporation is authorized to issue (x) common stock (the “Common Stock”) and (y) preferred stock (the “Preferred Stock”). The total number of shares of capital stock authorized for the Corporation is 125,000,000 shares; 100,000,000 shares of Common Stock, par value $.01 per share and

25,000,000 shares of Preferred Stock, par value $.01 per share. The Preferred Stock may be issued from time to time in one or more series with such distinctive designations as may be stated in the resolution or resolutions providing for the issue of such stock from time to time adopted by the board of directors of the Corporation (the “Board”). The resolution or resolutions providing for the issue of shares of a particular series shall fix, subject to applicable laws and the provisions of this Article 4, for each such series the number of shares constituting such series and the designations and powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board under the Delaware General Corporation Law.

SECTION 4.02 Voting Rights. Each share of Common Stock held of record as of the record date of any meeting shall be entitled to one vote on each matter submitted to a vote of the stockholders.

SECTION 4.03 Dividends. When and as dividends are declared, whether payable in cash, in property or in securities of the Corporation, the holders of Common Stock shall be entitled to share ratably, on a share-for-share basis, in such dividends.

SECTION 4.04 Liquidation. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of the Common Stock shall be entitled to share ratably as a single class in all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders.

ARTICLE 5

Directors

SECTION 5.01 Number of Directors. The Board shall consist of one or more members. The number of directors (“Directors”) shall be fixed in the manner provided in the by-laws of the Corporation.

SECTION 5.02 Election of Directors. The holders of the Common Stock shall elect the Directors by majority vote. Each share of Common Stock held of record as of the date of such election shall be entitled to one vote for each Director.

SECTION 5.03 Amendment of By-Laws. The Board shall have the power to adopt, amend, or repeal the by-laws of the Corporation.

ARTICLE 6

Amendment and Repeal

This Amended and Restated Certificate of Incorporation may not be amended or repealed in any respect unless such action is approved by the affirmative vote of the holders of not less than 51% of the outstanding shares of Common Stock entitled to vote generally in the election of Directors.

ARTICLE 7

Liability of Directors

To the fullest extent permitted under the Delaware General Corporation Law or any other applicable law as currently or hereafter in effect, no Director shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a Director. In addition to, and not by way of limitation of, the preceding sentence, no Director shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. Any repeal or modification of this Article 7 shall not adversely affect any right or protection of a Director existing prior to such repeal or modification.

ARTICLE 8

Indemnification

SECTION 8.01 Indemnity. Each person serving as a director, officer or employee of the Corporation (including the heirs, executors, administrators or estate of such person), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the Delaware General Corporation Law or any other applicable law as currently or hereafter in effect.

SECTION 8.02 Modification of Indemnification. Without limiting the generality or the effect of the foregoing Section 8.01, the Corporation may adopt by-laws or enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article 8 or the Delaware General Corporation Law or any other applicable law. Notwithstanding anything contained in Article 6 of this Amended and Restated Certificate of Incorporation or in the by-laws of the Corporation to the contrary, the amendment or repeal of, or adoption of any provision inconsistent with, this Article 8 shall be taken only upon the affirmative vote of the holders of at least 80% of the Common Stock issued and outstanding entitled to vote thereon. Any amendment or repeal of, or adoption of any provision inconsistent with, this Article 8 shall not adversely affect any right or protection existing hereunder prior to such amendment, repeal, or adoption.

SECTION 8.03 Non-Exclusivity. The right of indemnification provided in this Article 8 shall not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled including, without limitation, any contract approved by a majority of the Directors, whether or not the Directors approving such contract are or are to be or may become parties to such contract or similar contracts.

ARTICLE 9

Management of Corporation

The business and affairs of the Corporation shall be managed under the direction of the Board as provided in the by-laws of the Corporation and as may be delegated from time to time to committees of the Board pursuant to the terms of the by-laws of the Corporation.

November 19, 2004

TO:    Participants of the Vail Resorts 401(k) Retirement Plan (the “Plan”)

As described in the attached materials, your proxy as a shareholder of Vail Resorts, Inc. (the “Company”) is being solicited in connection with the proposals to be considered at the Company’s upcoming Annual Meeting of Shareholders. We hope you will take advantage of the opportunity to direct, on a confidential basis, the manner in which the shares of Common Stock of the Company allocated to your account under the Plan will be voted.

Enclosed with this letter is the Proxy Statement, which describes the matters to be voted upon, a voting instruction ballot, which will permit you to vote the shares allocated to your account, and a stamped, pre-addressed return envelope. After you have reviewed the Proxy Statement, we urge you to vote your shares held pursuant to the Plan by marking, dating, signing, and returning the enclosed voting instruction ballot to Wells Fargo Bank N.A. (“Wells Fargo”) in the accompanying envelope no later than December 14, 2004. Your voting instructions will remain completely confidential. Only representatives of Wells Fargo, which will certify the totals to the Company for the purpose of having those shares voted, will have access to your ballots. No person associated with the Company will see the individual voting instructions.

We urge you to vote, as a means of participating in the governance of the affairs of the Company. If your voting instructions are not received by Wells Fargo by December 14, 2004, the shares allocated to your account will not be voted. While I hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate.

Please note that the enclosed material relates only to those shares which have been allocated to your account under the Plan. You will receive other voting material for any shares owned by you individually and not under the Plan.

Sincerely,

ADAM M. ARON

Chairman and Chief Executive Officer

VAIL RESORTS, INC.

2004 ANNUAL MEETING OF SHAREHOLDERS

Friday, December 17, 2004

3:00 p.m. Eastern Standard Time

The New York Marriott East Side

525 Lexington Avenue

New York, New York 10017

137 Benchmark Road Avon, Colorado 81620	Proxy

This proxy is solicited by the Board of Directors for use at the 2004 Annual Meeting of Shareholders on Friday, December 17, 2004.

The undersigned hereby instructs Advisors Trust Company, the Trustee of the Trust created pursuant to the 401(k) Retirement Plan (the “Plan”) of Vail Resorts, Inc. (the “Company”), to vote the shares of COMMON STOCK of the Company allocated to my account under the Plan as of November 10, 2004, upon the following proposals to be presented at the Annual Meeting of Shareholders of the Company on December 17, 2004, at 3:00 p.m., Eastern Standard Time, or any adjournments or postponements thereof.

The Company’s Board of Directors recommends a vote FOR each of the nominees for director and FOR the Proposal specified in Item 2, FOR the Proposal specified in Item 3 and FOR the Proposal specified in Item 4.

See reverse for voting instructions.

Voting Instructions

Please mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Vail Resorts, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

ò  Please detach here  ò

The Board of Directors Recommends a vote FOR Items 1, 2, 3 and 4.

1. Election of Directors:	01	Adam M. Aron	05	Joe R. Micheletto	☐	Vote FOR all nominees	☐	Vote WITHHELD from all nominees
	02	John J. Hannan	06	John F. Sorte		(except as marked)
	03	Roland A. Hernandez	07	William P. Stiritz
	04	Robert A. Katz

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Amendment and restatement of the Company’s Certificate of Incorporation.	☐	For	☐	Against	☐	Abstain

3. Ratification of appointment of PricewaterhouseCoopers LLP as independent public accountants.	☐	For	☐	Against	☐	Abstain

4. In their discretion, upon other matters as they properly come before the meeting.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Date

Signature(s) in Box

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

VAIL RESORTS, INC.

2004 ANNUAL MEETING OF SHAREHOLDERS

Friday, December 17, 2004

3:00 p.m. Eastern Standard Time

The New York Marriott East Side

525 Lexington Avenue

New York, New York 10017

137 Benchmark Road Avon, Colorado 81620	Proxy

This proxy is solicited by the Board of Directors for use at the 2004 Annual Meeting of Shareholders on Friday, December 17, 2004.

The shares of COMMON STOCK you hold in your account or in a dividend reinvestment account will be voted as you specify below.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3 and 4.

By signing this proxy, you revoke all prior proxies and appoint Jeffrey W. Jones and Martha D. Rehm, each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

Voting Instructions	COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ♦♦♦ EASY ♦♦♦ IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on December 16, 2004.
•	Please have your proxy card available and follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/mtn/ — QUICK ♦♦♦ EASY ♦♦♦ IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on December 16, 2004.
•	Please have your proxy card available and follow the instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Vail Resorts, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

ò  Please detach here  ò

The Board of Directors Recommends a vote FOR Items 1, 2, 3 and 4.

1. Election of Directors:	01	Adam M. Aron	05	Joe R. Micheletto	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
	02	John J. Hannan	06	John F. Sorte
	03	Roland A. Hernandez	07	William P. Stiritz
	04	Robert A. Katz

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Amendment and restatement of the Company’s Certificate of Incorporation.	☐	For	☐	Against	☐	Abstain

3. Ratification of appointment of PricewaterhouseCoopers LLP as independent public accountants.	☐	For	☐	Against	☐	Abstain

4. In their discretion, upon other matters as they properly come before the meeting.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Date

Signature(s) in Box

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.